EXHIBIT 99

AMENDMENT NO. 1
TO THE
MEDIAMIND TECHNOLOGIES INC.
2007 STOCK OPTION AND INCENTIVE PLAN

Effective as of the date this Amendment No. 1 to the MediaMind Technologies Inc. (the “Company”) 2007 Stock Option and Incentive Plan (the “Plan”) is approved by the Company’s stockholders, the Plan is hereby amended as set forth below.

1.      Section 2.9 of the Plan is hereby amended in its entirety to read as follows:

“2.9 “Effective Date” means the date the Plan is approved by the Company’s stockholders”

2.      Section 4 of the Plan is hereby amended in its entirety to read as follows:

“4.  STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be equal to the sum of

(1) 3,635,086 shares of Stock; plus

(2) an annual increase to be added on the first day of each of the Company’s fiscal years during the period beginning in fiscal year 2011 and ending on the second day of fiscal year 2020 equal to the lesser of (i) [1,900,000] shares of Stock and (ii) 4% of the outstanding shares of Stock on such date.

Stock issued or to be issued under the Plan shall be authorized but unissued shares.  If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.”

3.      Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“5.2 Term.  Subject to earlier termination by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date.”

MediaMind Technologies Inc.

2007 STOCK OPTION AND INCENTIVE PLAN

	13.2	Repurchase Rights		17
	13.3	Installment Payments		17
	13.4	Stockholders Agreement		18
	13.5	Publicly Traded Stock		18
	13.6	Legend		18
14.	CERTAIN PROVISIONS APPLICABLE TO AWARDS			18
	14.1	Stand-Alone, Additional, Tandem, and Substitute Grants		18
	14.2	Term of Grant		18
	14.3	Form and Timing of Payment Under Grants; Deferrals		18
15.	PARACHUTE LIMITATIONS			19
16.	REQUIREMENTS OF LAW			19
	16.1	General		19
	16.2	Rule 16b-3		20
	16.3	Limitation Following a Hardship Distribution		20
17.	AMENDMENT AND TERMINATION OF THE PLAN			20
18.	EFFECT OF CHANGES IN CAPITALIZATION			21
	18.1	Changes in Stock		21
	18.2	Reorganization in Which the Company Is the Surviving Entity in Which No Change of Control Occurs		21
	18.3	Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control		21
	18.4	Adjustments		22
	18.5	No Limitations on Company		22
19.	DISCLAIMER OF RIGHTS			22
20.	NONEXCLUSIVITY OF THE PLAN			23
21.	WITHHOLDING TAXES; INDEMNIFICATION			23
	21.1	WITHHOLDING TAXES		23
	21.2	INDEMNIFICATION		23
22.	CAPTIONS			24
23.	OTHER PROVISIONS			24
24.	NUMBER AND GENDER			24
25.	SEVERABILITY			24
26.	GOVERNING LAW			24
27.	PROVISIONS FOR SPECIFIC JURISDICTIONS			24
	27.1	California Provisions		24
	27.2	Limitations on Grants to Non-Employees		25
	27.3	Provisions for Grantees who are Israeli Residents		26
		27.3.1	General	26
		27.3.2	Definitions for purposes of Section 27.3	26
		27.3.3	Options Issuance	27
		27.3.4	Award Agreements, Exercise of Options and Dividend	28
		27.3.5	Trustee	28
		27.3.6	CGOs Fair Market Value for Tax Purpose	29
		27.3.7	Nontransferability	29
		27.3.8	Grantee’s Tax Consequences	30
		27.3.9	Incorporation of Section 102 and ITA/Tax Assessing Officer’s Permit	30
		27.3.10	Governing Law & Jurisdiction	30

EXHIBIT 5

MediaMind Technologies Inc.

THIRD AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

MediaMind Technologies Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2007 Stock Option and Incentive Plan (the “Plan”) as follows:

1.     PURPOSE

The Plan is intended to enhance the Company’s, its Israeli Subsidiary’s and its other affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company, its Israeli Subsidiary and its other affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, directors, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, restricted stock and restricted stock units in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.     DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1      “affiliate” of, or person “affiliated” with, a person means any person or company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2      “Award Agreement” means the stock option agreement, restricted stock agreement, restricted stock unit agreement or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

2.3      “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.4      “Board” means the Board of Directors of the Company.

2.5      “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the Plan is approved by the Company’s shareholders) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.

2.6      “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7      “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board.

2.8      “Company” means MediaMind Technologies Inc., a Delaware corporation.

2.9      “Effective Date” means April 16, 2007, the date the Plan was approved by the Board.

2.10    “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.11    “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc., or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

2.12    “Family Member” means a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which any one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.13    “Grant” means an award of an Option, Restricted Stock or Restricted Stock Units under the Plan.

2.14    “Grant Date” means, as determined by the Board or authorized Committee, (i) the date as of which the Board or such Committee approves a Grant or (ii) such other date as may be specified by the Board or such Committee.

2.15    “Grantee” means a person who receives or holds an Option, Restricted Stock or Restricted Stock Units under the Plan.

2.16    “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted United States federal tax statute, as amended from time to time.

2.17    “Israeli Subsidiary” means MediaMind Technologies Ltd.

2.18    “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.18    “Option Period” means the period during which Options may be exercised as set forth in Section 10.1 hereof.

2.19    “Option Price” means the purchase price for each share of Stock subject to an Option.

2.20    “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.21    “Plan” means this MediaMind Technologies Inc. Stock Option and Incentive Plan,

including as amended and restated.

2.22    “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.23    “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to Section 12.2 hereof.

2.24    “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 12 hereof, that are subject to restrictions and to a risk of forfeiture.

2.25    “Restricted Stock Unit” means a unit awarded to a Grantee pursuant to Section 12 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

2.26    “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.27    “Service Provider” means an employee, director, consultant or adviser to the Company, its Israeli Subsidiary or other an affiliate.

2.28    “Stock” means the common stock, $.001 par value per share, of the Company.

2.29    “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.30    “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 10.2 hereof.

3.     ADMINISTRATION OF THE PLAN

3.1         Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Grant or any Award Agreement shall be final and conclusive. To the extent permitted by law, the Board may delegate its authority under the Plan to a member of the Board or an executive officer of the Company who is a member of the Board.

3.2         Committee.

The Board from time to time may delegate to a Committee such of the Board’s powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and in other applicable provisions of the Plan, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law. In the event that the Plan, any Grant or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section 3.2. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Company who is a member of the Board.

3.3         Grants.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority (i) to designate Grantees, (ii) to determine the type or types of Grants to be made to a Grantee, (iii) to determine the number of shares of Stock to be subject to a Grant, (iv) to establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options or to qualify Options for beneficial treatment under the applicable laws of any jurisdiction), (v) to prescribe the form of each Award Agreement evidencing a Grant, and (vi) to amend, modify, or supplement the terms of any outstanding Grant (including acceleration of the time at which the Option may be exercised). Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any Grant, the Board shall have the right, at its discretion, to require Grantees to return to the Company Grants previously awarded under the Plan; provided that, for so long as the Company is privately held, the requirement to return a Grant previously awarded shall not apply with respect to Shares derived from the exercise of Options within six months after the exercise date of such Options. Subject to the terms and conditions of the Plan, any such subsequent Grant shall be upon such terms and conditions as are specified by the Board at the time the new Grant is made. The Company may retain the right (to be exercised by the Board) in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any affiliate thereof or any confidentiality obligation with respect to the Company or any affiliate thereof or otherwise in competition with the Company or any affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Board may annul a Grant if the Grantee is an employee of the Company or an affiliate thereof and is terminated “for cause” as defined in Section 10.7 below. The Board may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents.

3.4         No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Certificate of Incorporation, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

4.     STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be 3,635,086. Stock issued or to be issued under the Plan shall be authorized but unissued shares. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

5.     EFFECTIVE DATE AND TERM OF THE PLAN

5.1         Effective Date.

The Plan shall be effective as of the Effective Date.

5.2         Term.

The Plan has no termination date; however, no Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the Effective Date.

6.     OPTION GRANTS

6.1         Employees; Service Providers; or Other Persons.

Grants (including Grants of Incentive Stock Options, subject to Section 7.1) may be made under the Plan to: (i) any employee, officer or director of, or other Service Provider providing, or who has provided, services to, the Company or any affiliate of the Company, including any such employee who is an officer or director of the Company or of any affiliate of the Company, as the Board shall determine and designate from time to time; or (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2         Successive Grants.

An eligible person may receive more than one Grant, subject to such restrictions as are provided herein. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein.

7.     LIMITATIONS ON GRANTS

7.1         Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.     AWARD AGREEMENT

Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be non-qualified stock options or Incentive Stock Options, and in the absence of such specification such options shall be deemed non-qualified stock options.

9.     OPTION PRICE

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. In the case of an Incentive Stock Option the Option Price shall be the Fair Market Value of a share of Stock on the Grant Date; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company’s outstanding shares of Stock), the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value of a share of Stock or 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

10.   VESTING, TERM AND EXERCISE OF OPTIONS

10.1          Vesting and Option Period.

Subject to Sections 10.2 and 18.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as are set forth in this Plan and as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 10.1, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The period during which any Option shall be exercisable shall constitute the “Option Period” with respect to such Option.

10.2         Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the tenth anniversary of the Grant Date, or under such circumstances and on such other date (which shall be prior to the tenth anniversary of the Grant Date in the case of an Incentive Option) as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding shares of Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth anniversary of the Grant Date.

10.3         Acceleration.

Any limitation on the exercise of an Option contained in any Award Agreement may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised. Prior to the consummation of a Change of Control, the Board shall convene and determine whether in view of the risks and rewards applicable to the Grantees, any special acceleration provision should be implemented. The Board’s determination shall be in its sole and absolute discretion.

10.4         Termination of Employment, Service or Other Relationship.

Unless otherwise provided by the Board in the applicable Award Agreement, upon the termination of a Grantee’s employment, service or other relationship with the Company or any affiliate of the Company other than by reason of: (i) death of the Grantee, (ii) Disability of the Grantee, as defined in Section 10.6 below, or (iii) “cause” as defined in Section 10.7 below, any Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.1 hereof and the applicable Award Agreement shall terminate immediately, and any Option or portion thereof that has vested in accordance with the provisions of Section 10.1 hereof and the applicable Award Agreement but has not been exercised shall terminate at the close of business on the day which is three (3) months following the Grantee’s date of termination of employment, service or other relationship (or, if such day is a day on which the banks are closed in either or both the jurisdiction in which the Grantee is employed or the jurisdiction in which the Company is headquartered, at the close of business on the next preceding day that is not a day on which the banks are closed in either or both of those two locations). Upon termination of an Option or portion thereof, the Grantee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a termination of employment, service or other relationship shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive. The date of termination shall, for the purposes of this Plan, be deemed to be the date on which a notice of discharge, resignation or termination of services is delivered, whether to the Company by the Grantee or to the Grantee by the Company, as the case may be, irrespective of the effective date of such resignation, discharge or termination of services.

10.5         Rights in the Event of Death.

Unless otherwise provided by the Board in the applicable Award Agreement, if a Grantee dies while employed by or providing services to the Company or an affiliate of the Company, any Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.1 hereof and the applicable Award Agreement shall terminate, and the executors or administrators or legatees or distributees of such Grantee’s estate shall have the right, at any time within one year after the date of such Grantee’s death and prior to termination of the Option pursuant to Section 10.2 above, to exercise any Option or portion thereof that has vested as of the date of such Grantee’s death. Upon termination of an Option or portion thereof, the Grantee, executors or administrators or legatees or distributees of such Grantee’s estate shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof.

10.6         Rights in the Event of Disability.

Unless otherwise provided by the Board in the applicable Award Agreement, if a Grantee’s employment, service or other relationship with the Company or an affiliate of the Company is terminated by reason of the of such Grantee’s Disability, any Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.1 hereof and the applicable Award Agreement shall terminate, and the Grantee shall have the right, at any time within one year after the date of such Grantee’s Disability and prior to termination of the Option pursuant to Section 10.2 above, to exercise any Option or portion thereof that has vested as of the date of such Grantee’s termination by reason of Disability. For purposes of this Plan, “Disability” means the inability of the Grantee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Grantee’s position with the Company because of the sickness or injury of the Grantee. Upon termination of an Option or portion thereof, the Grantee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a termination of employment, service or other relationship is to be considered by reason of Disability for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive.

10.7         Termination for Cause.

Unless otherwise provided by the Board in the applicable Award Agreement, if a Grantee’s employment, service or other relationship with the Company or any of its affiliates is terminated “for cause” by the Company or any of its affiliates, any Option held by such Grantee (whether or not vested) shall terminate immediately upon the Grantee’s termination of employment (or if earlier, upon the Grantee’s receipt of notice of termination “for cause”) and the Grantee shall have no further right to purchase shares of Stock pursuant to such Option. For purposes of this Plan, termination “for cause” shall have the meaning set forth in the relevant Grantee’s employment agreement with the Company or a Subsidiary. With respect to Service Providers who do not have an employment agreement, termination “for cause” shall include, but not be limited to, a finding by the Board of the Grantee’s: (i) commission of any act of fraud, insubordination, misappropriation or personal dishonesty relating to or involving the Company in any material way; (ii) gross negligence; (iii) violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees or its business, if such violation is not remedied by the Grantee within thirty (30) days of receiving notice of such violation from the Company; (iv) violation of any obligation of Grantee’s relationship or status as a Service Provider with the Company that is demonstrably willful and deliberate on the Grantee’s part and is not remedied by the Grantee within thirty (30) days after receiving notice of such violation from the Company; (v) disclosure or use of confidential information of the Company, other than as required in the performance of the Grantee’s duties; (vii) actions that are clearly contrary to the best interest of the Company; or (viii) conviction of a crime constituting a felony or any other crime involving moral turpitude. Whether a termination of employment, service or other relationship is to be considered “for cause” for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive.

10.8         Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan or any Award Agreement, in no event may any Option be exercised, in whole or in part, (i) after the expiration of the Option as provided in the applicable Award Agreement, or (ii) after the occurrence of an event referred to in Section 18 hereof which results in termination of the Option.

10.9         Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise, at the Company’s principal office on a business day on which the Company’s principal executive offices are open for business, addressed to the attention of the Board. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) twenty shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents acceptable to the Company; (ii) to the extent permitted by law and at the Board’s discretion, through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; (iii) to the extent provided for by the Board in an Award Agreement, by a full recourse promissory note executed by the Grantee evidencing his or her obligation to make future cash payment thereof; or (iv) to the extent permitted by law and at the Board’s discretion, by a combination of the methods described in (i), (ii) or (iii).

From and after the time the shares of Stock become publicly traded within the meaning of Section 13.4 hereof, payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes (including, without limitation, any taxes or other payments or withholding required by the laws of any foreign jurisdiction) which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth in this Section 10.9 shall be invalid and of no force and effect. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to such individual. Except as provided in Section 18 hereof or in an Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

10.10           Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing such Grantee’s ownership of the shares of Stock purchased upon such exercise of the Option.

11.   TRANSFERABILITY OF OPTIONS

11.1         Transferability of Options

Except as provided in Section 11.2 hereof, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 11.2 hereof, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

11.2         Transfers.

 11.2.1  Family Transfers

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 11.2 hereof, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under or pursuant to a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 11.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer. Subsequent transfers of Options transferred under this Section 11.2 are prohibited except to Family Members of the original Grantee in accordance with this Section 11.2 or by will or the laws of descent and distribution. The events of termination of employment, service or other relationship of Section 10.4, 10.5, and 10.6 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in Sections 10.4, 10.5, and 10.6.

 11.2.2  Company Approved Transfers

If authorized in the applicable Award Agreement, a Grantee may transfer all or part of an Option which is not an Incentive Stock Option to any employee or co-worker of such Grantee after written approval of the Board and subject to such terms and conditions as the Board may impose.

12.   RESTRICTED STOCK AND RESTRICTED STOCK UNITS

12.1         Grant of Restricted Stock or Restricted Stock Units.

The Board may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive Grants under Section 6 hereof, subject to such restrictions, conditions and other terms as the Board may determine.

12.2         Restrictions.

At the time a Grant of Restricted Stock or Restricted Stock Units is made, the Board shall establish a period of time (the “Restricted Period”) applicable to such Restricted Stock or Restricted Stock Units. Each Grant of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a Grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including, without limitation, the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Such performance objectives shall be established in writing by the Board prior to the ninetieth day of the year in which the Grant is made and while the outcome is substantially uncertain. Performance objectives shall be based on a number of factors including, but not limited to, Stock price, market share, sales, earnings per share, return on equity or costs. Performance objectives may include positive results, maintaining the status quo or limiting economic losses. Subject to the fourth sentence of this Section 12.2, the Board also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Restricted Stock Units.

12.3         Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantees benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

12.4         Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide in an Award Agreement that any dividends paid on Restricted Stock must be reinvested in shares of Stock, at a price per share equal to the Fair Market Value of a share of Stock on the date that such dividend is paid, which additional shares of Stock may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

12.5         Rights of Holders of Restricted Stock Units.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a Grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

12.6         Termination of Employment, Service or Other Relationship.

Unless otherwise provided by the Board in the applicable Award Agreement, upon the termination of a Grantee’s employment, service or other relationship with the Company or an affiliate of the Company, any shares of Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to acquire Stock under Restricted Stock Units or any rights to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units. Whether a termination of employment, service or other relationship shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter a director of the Company or an affiliate.

12.7         Delivery of Stock and Payment Therefor.

Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse, and, unless otherwise provided in the Award Agreement, upon payment by the Grantee to the Company, in cash or by check, of the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Restricted Stock Units or (ii) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or Restricted Stock Units, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

13.   NONTRANSFERABILITY OF SHARES; REPURCHASE RIGHTS

13.1         Nontransferability of Shares

(a)      Subject to Section 13.5 below, a Grantee (or such other individual who is entitled to exercise an Option or otherwise acquire shares pursuant to a Grant) shall not sell, pledge, assign, gift, transfer, or otherwise dispose of any shares of Stock acquired pursuant to a Grant to any person or entity without first offering such shares to the Company for purchase on the same terms and conditions as those offered the proposed transferee pursuant to the provisions of this Section 13.1. The Company may assign its right of first refusal under this Section 13.1 in whole or in part, to (1) any holder of stock or other securities of the Company (a “Stockholder”), (2) any affiliate of the Company or (3) any other person or entity that the Board of Directors of the Company determines has a sufficient relationship with or interest in the Company. The Company shall give reasonable written notice to the Grantee of any such assignment of its rights. The restrictions of this Section 13.1 apply to any person to whom Stock that was originally acquired pursuant to a Grant is sold, pledged, assigned, bequeathed, gifted, transferred or otherwise disposed of, without regard to the number of such subsequent transferees or the manner in which they acquire the Stock, but the restrictions of this Section 13.1 do not apply to a transfer of Stock that occurs as a result of the death of the Grantee or of any subsequent transferee (but shall apply to the executor, the administrator or personal representative, the estate, and the legatees, beneficiaries and assigns thereof).

(b)      The holder of the shares of Stock acquired pursuant to a Grant that are proposed to be sold, pledged, assigned, gifted, transferred, or otherwise disposed of shall first deliver to the Company a written notice (the “Notice”) stating: (i) the holder’s bona fide intention to Transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of shares of Stock to be Transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the holder proposes to Transfer the shares and the other material terms of the proposed Transfer; and (v) that the holder has received a bona fide written offer from the Proposed Transferee(s) to acquire the shares and shall attach a copy of such bona fide written offer to the Notice, and the holder shall offer the Shares to the Company or its assignee(s) on the same terms and conditions as those offered to or by the Proposed Transferee(s) as set forth in the Notice.

(c)      At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the holder (the “Company Notice”), elect to purchase all or any portion of the shares of Stock proposed to be Transferred to any one or more of the Proposed Transferees, on the same terms and conditions specified in the Notice (or, if such offer is not all in cash, on economically equivalent terms and conditions as determined in good faith by the Company and specified in the Company Notice).

(d)      In the event that the Company or its assignee(s) elects to acquire shares of Stock pursuant to any exercise of the right of first refusal under this Section 13.1, the Company or such assignee(s) shall consummate the repurchase of such shares of Stock within sixty (60) days after the date that the Company has received the Notice.

(e)      If all of the shares of Stock proposed in the Notice to be Transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 13.1, then the holder may Transfer such shares that are not so purchased to that Proposed Transferee at the price and on the terms specified in the Notice, provided that (i) such Transfer is consummated within 120 days after the date of the Notice, (ii) any such Transfer is effected in accordance with any applicable securities laws to the satisfaction of the Company, and (iii) the Proposed Transferee agrees in writing in a form satisfactory to the Company that the provisions of this Section 13.1 shall continue to apply to the shares in the hands of such Proposed Transferee. If the shares of Stock described in the Notice are not so Transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal pursuant to this Section 13.1 before any such shares held by the holder may be Transferred.

(f)      For purposes of this Section 13.1, the term “Transfer” shall mean any actual or proposed disposition of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, court order, operation of law, distribution, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal.

13.2         Repurchase Rights.

Unless otherwise provided in the applicable Award Agreement, subject to Section 13.5 below, upon the termination of a Grantee’s employment, service or other relationship with the Company or an affiliate of the Company, the Company shall have the right, for a period of up to twelve months following such termination, to repurchase any or all of the shares of Stock acquired by the Grantee pursuant to this Plan under a Grant (including shares of Stock that were acquired upon exercise of Options that had previously been transferred pursuant to Sections 11.1 or 11.2 above and shares of Stock that were previously transferred pursuant to Section 13.1 above), at a price equal to the Fair Market Value of such shares of Stock on the date that the Company gives the Grantee notice of its intent to repurchase shares of Stock under this Section 13.2. Upon the exercise of an Option following termination of a Grantee’s employment, service or other relationship with the Company or an affiliate, the Company shall have the right, for a period of up to twelve months following such exercise, to repurchase any or all such shares of Stock acquired by the Grantee pursuant to such exercise of such Option at a price that is equal to the Fair Market Value of such shares (including shares of Stock that were acquired upon exercise of Options that had previously been transferred pursuant to Sections 11.1 or 11.2 above and shares of Stock that were previously transferred pursuant to Section 13.1 above) on the date that the Company gives the Grantee notice of its intent to repurchase shares of Stock under this Section 13.2 (or at such other price or the Fair Market Value on such other date as shall have been specified by the Board at the time of grant and set out in the appropriate Award Agreement with respect to the Grant). In the event that the Company determines that it cannot or will not exercise its rights to purchase Stock under this Section 13.2 and the applicable Award Agreement, in whole or in part, the Company may assign its rights, in whole or in part, to (1) any Stockholder, (2) any affiliate of the Company or (3) any other person or entity that the Board of Directors of the Company determines has a sufficient relationship with or interest in the Company. The Company shall give reasonable written notice to the Grantee of any such assignment of its rights. The Company or its assignee shall give reasonable notice of its intent to exercise the repurchase rights under this Section 13.2, and each repurchase under this Section 13.2 shall be completed within thirty (30) days of the issuance of the notice of repurchase.

13.3         Installment Payments

In the case of any purchase of Stock or an Option under this Section 13, the Company or its permitted assignee may pay the Grantee, transferee of the Option or other registered owner of the Stock the purchase price in three or fewer annual installments. Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made. The Company or its permitted assignee shall pay at least one-third of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

13.4         Stockholders Agreement

Subject to Section 13.5 below, as a condition to the exercise of an Option, the Company may require the Grantee exercising such Option to execute and deliver to the Company a stockholders or stockholders rights agreement (or similar type agreement) containing customary terms and provisions governing the transferability of the Option and the Stock subject thereto and other matters relating to the governance of the Company, including, without limitation, a customary bring-along provision, all in form and substance satisfactory to the Company.

13.5          Publicly Traded Stock

If the Stock is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the foregoing transfer restrictions and other requirements of Sections 13.1 and 13.2 shall terminate as of the first date that the Stock is so listed, quoted or publicly traded.

13.6         Legend

In order to enforce the restrictions imposed upon shares of Stock under this Plan or as provided in an Award Agreement, the Board may cause a legend or legends to be placed on any certificate representing shares issued pursuant to this Plan that complies with all applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under this Plan or such Award Agreement.

14.   CERTAIN PROVISIONS APPLICABLE TO AWARDS

14.1         Stand-Alone, Additional, Tandem, and Substitute Grants

Grants under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Grant or any award granted under another plan of the Company, any affiliate of the Company, or any business entity to be acquired by the Company or an affiliate, or any other right of a Grantee to receive payment from the Company or any affiliate of the Company. Such additional, tandem, and substitute or exchange Grants or awards may be awarded at any time. If a Grant is awarded in substitution or exchange for another Grant, the Board shall require the surrender of such first Grant in consideration for the new Grant. In addition, Grants may be made in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any affiliate of the Company, in which the value of Stock subject to the Grant is equivalent in value to the cash compensation (for example, Restricted Stock), or in which the exercise price, grant price or purchase price of the Grant in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price “discounted” by the amount of the cash compensation surrendered).

14.2         Term of Grant

The term of each Grant shall be for such period as may be determined by the Board; provided that in no event shall the term of any Option exceed a period of ten years (or such shorter term as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

14.3         Form and Timing of Payment Under Grants; Deferrals

Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or an affiliate of the Company upon the exercise of an Option or other Grant may be made in such forms as the Board shall determine, including, without limitation, cash, Stock, other Grants or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Grant may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Board or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Board or permitted at the election of the Grantee on terms and conditions established by the Board. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

15.   PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any affiliate of the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Restricted Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16.   REQUIREMENTS OF LAW

16.1         General.

The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising a right emanating from such Grant, or the Company or any affiliate of the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal, state or foreign securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any right emanating from any Grant or the delivery of any shares of Restricted Stock or Stock underlying Restricted Stock Units, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. Pursuant to Section 13.4, as a condition to the exercise of an Option the Company may require the Grantee to execute and deliver to the Company a stockholders or stockholders rights agreement (or similar type agreement) containing customary terms and provisions governing the transferability of the Option and the Stock subject thereto and other matters relating to the governance of the Company, including, without limitation, a customary bring-along provision, all in form and substance satisfactory to the Company.

16.2         Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Grants pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.3         Limitation Following a Hardship Distribution.

To the extent required to comply with Treasury Regulation §1.401(k)-l(d)(2)(iv)(B)(4), or any amendment or successor thereto, a Grantee’s “elective and employee contributions” (within the meaning of such Treasury Regulation) under the Plan shall be suspended for a period of twelve months following such Grantee’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code.

17.   AMENDMENT AND TERMINATION OF THE PLAN

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made. Except as permitted under this

Section 17 or Section 18 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan.

18.   EFFECT OF CHANGES IN CAPITALIZATION

18.1         Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which Grants of Options, Restricted Stock and Restricted Stock Units may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.

18.2         Reorganization in Which the Company Is the Surviving Entity in Which No Change of Control Occurs.

Subject to Section 18.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock, any restrictions applicable to such Restricted Stock shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

18.3         Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control.

Subject to the exceptions set forth below in this Section 18.3, (i) upon the consummation of a Change of Control, all outstanding shares of Restricted Stock and Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Restricted Stock Units shall be deemed to have lapsed, immediately prior to the occurrence of such Change of Control, and (ii) fifteen days prior to the scheduled consummation of a Change of Control, all Options outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the Change of Control and shall be effective only immediately before the consummation of the Change of Control. Upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its shareholders. This Section 18.3 shall not apply to any Change of Control to the extent that provision is made in writing in connection with such Change of Control for the assumption of the Options, Restricted Stock and Restricted Stock Units theretofore granted, or for the substitution for such Options, Restricted Stock and Restricted Stock Units of new options, restricted stock and restricted stock units covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, in which event the Plan and Options, Restricted Stock and Restricted Stock Units theretofore granted shall continue in the manner and under the terms so provided. The Option shall be considered assumed if, following consummation of the Change of Control, the option confers the right to purchase or receive, for each share of Stock subject to the Option immediately prior to the consummation of the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of the Company’s Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor entity, or its parent or subsidiary, the consideration to be received upon the exercise of the Option may be solely common stock of the successor entity, or its parent or subsidiary, equal in fair market value to the per share consideration received by holders of the Company’s common stock in the transaction; and provided further that the Committee may determine, in its sole discretion, that in lieu of such assumption or substitution of Options, Restricted Stock and Restricted Stock Units for options, restricted stock and restricted stock units covering the stock of the successor entity or its parent or subsidiary, such Options, Restricted Stock and Restricted Stock Units will be substituted for any other type of asset or property including cash which is fair under the circumstances.

18.4         Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

18.5         No Limitations on Company.

The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19.   DISCLAIMER OF RIGHTS

No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any affiliate of the Company, or to interfere in any way with any contractual or other right or authority of the Company or any of its affiliates either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment, service or other relationship between any individual and the Company or any of its affiliates. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant awarded under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or any affiliate of the Company. Except as set forth herein or in any Grant or Award Agreement, the Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan, except as provided in Section 27.3, below. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

20.   NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan nor the submission of the Plan to, or the approval of the Plan by, the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

21.   WITHHOLDING TAXES; INDEMNIFICATION

21.1         WITHHOLDING TAXES

The Company, its Israeli Subsidiary or any other of its affiliates, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any United States Federal, state, or local taxes or Israeli or other foreign taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or Restricted Stock Units or upon the grant or issuance of any Option or upon the grant or issuance of any shares of Stock acquired upon the exercise of an Option. At the time of such grant, vesting, lapse, exercise, issuance or sale, the Grantee shall pay to the Company, its Israeli Subsidiary or any other affiliate of the Company, as the case may be, any amount that such entity may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the affiliate, which may be withheld by the Company or the affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 21 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

21.2         INDEMNIFICATION

The Grantee shall agree to indemnify the Company, its Israeli Subsidiary, or such other affiliate of the Company that employs the Grantee, and, if applicable, the trustee, and hold them harmless against and from any and all liability for any tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold any tax from any payment made to the Grantee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Options by or on behalf of a Grantee until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

22.   CAPTIONS

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

23.   OTHER PROVISIONS

Each Grant awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

24.   NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

25.   SEVERABILITY

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

26.   GOVERNING LAW

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Delaware (excluding the choice of law rules thereof).

27.   PROVISIONS FOR SPECIFIC JURISDICTIONS

27.1         California Provisions

Notwithstanding the foregoing sections, any Grant made under the Plan to a Grantee who is a resident of the State of California on the Grant Date shall be subject to the following additional terms and conditions:

A.
For the purpose of Grants which are not Incentive Stock Options, Fair Market Value shall be determined in a manner not inconsistent with Section 260.140.50 of the California Code of Regulations or any successor statute, and the exercise price of any non-incentive stock option shall not be less than 85% of Fair Market Value on the Grant Date.

B.
Grants may not be made under the Plan to Grantees ten years after the earlier of: (i) the date the Plan was adopted by the Board or (ii) the date the Plan was approved by the shareholders of the Company.

C.
An Option granted under the Plan to a Grantee who is a person who owns stock possessing more than ten percent of the combined voting power of all classes of stock of the Company or its parent or its Subsidiary corporations shall have an Option Price of at least 110% of the Fair Market Value of a share of Stock on the Grant Date.

D.
Any Option granted under the Plan to a Grantee who is not an officer, director, or consultant of the Company or its affiliates shall become exercisable at a rate of at least twenty percent (20%) of the shares of Stock subject to such Grant per year for a period of five years from the Grant Date; provided, that, such Option shall be subject to such reasonable forfeiture conditions as the Board may choose to impose and which are not inconsistent with Section 260.140.41 of the California Code of Regulations or any successor statute.

E.
The Company shall deliver to the Grantee financial statements on an annual basis regarding the Company. The financial statements so provided shall comply with Section 260.140.46 of the California Code of Regulations or any successor statute, but need not comply with Section 260.613 of the California Code of Regulations or any successor statute.

F.	Any transfer of an Option granted under the Plan authorized by the Board in an Award Agreement must comply with Section 260.140.41(d) of the California Code of Regulations or any successor statute.

G.	A Grant that authorizes a Grantee to purchase Stock under the Plan (other than a non-qualified stock option) shall not be transferable other than by will or the laws of descent and distribution.

H.
Unless a Grantee’s employment is terminated for cause as defined by applicable law, the Grantee shall have the right to exercise an Option, prior to the termination of the Option in accordance with Section 10 and only to the extent that the Grantee was entitled to exercise such Option on the date employment terminates, as follows: (i) at least six (6) months after the date of termination if the termination was caused by the Grantee’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code); and (ii) at least thirty (30) days after the date of termination if termination was caused by other than death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of the Grantee.

I.
The purchase price for a grant of Restricted Stock or Restricted Stock Units shall be at least 85% of the Fair Market Value of the Stock on the Grant Date and at least 100% of the Fair Market Value of Stock on the Grant Date in the case of a person who owns stock possessing more than ten percent of the combined voting power of all classes of stock of the Company or its parent or its Subsidiary corporations.

J.
At no time shall the total number of shares of Stock issuable upon exercise of all outstanding Options and the total number of shares provided for under all stock bonus or similar plans of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Code of Regulations or any successor statute.

K.	Grants may be made only to persons who are employees, directors, or consultants of the Company or its affiliates.

If the Stock is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the restrictions of this Section 27.1 shall terminate as of the first date that the Stock is so listed, quoted or publicly traded.

27.2         Limitations on Grants to Non-Employees

Notwithstanding Section 6, to the extent required to comply with restrictions in laws of certain states in the United States, including laws regulating the sale or issuance of securities, a person who is not an employee of the Company or an employee of any wholly-owned subsidiary of the Company shall not be eligible to receive a Grant under the Plan. Grants may be made to such individuals under another plan of the Company.

27.3         Provisions for Grantees who are Israeli Residents

This Section 27.3 shall apply only to Grantees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax.

 27.3.1  General

A.
The provisions specified hereunder shall form an integral part of the Plan, which applies to the issuance of Options to purchase Shares of the Company, According to the Plan, Options to purchase the Company’s Stock may be issued to employees, directors, consultants and service providers of the Company or its Subsidiaries.

B.
This Section 27.3 is to be read as a continuation of the Plan and only modifies options granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Section 27.3 does not add to or modify the Plan in respect of any other category of Grantees. The Plan and this Section 27.3 are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Section 27.3 and the Plan, the provisions set out in the Section 27.3 shall prevail.

C.	This Section 27.3 is effective with respect to Options granted as of January 1, 2003 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

D.
At the Board’s discretion and to the extent permitted by law, the administration of the exercise of the Options and the purchases and sales of Stock issued upon the exercise of Options may be executed by the Company or its Israeli Subsidiary, as appropriate.

 27.3.2  Definitions for purposes of Section 27.3

•	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

•	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

•	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

•	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

•	“3(i) Option” means an Option granted in accordance with and subject to Section 3(i) of the Ordinance to any person who is a Non-Employee.

•	“102 Option” means any Option granted to Employees in accordance with and subject to Section 102 of the Ordinance.

•
“Ordinary Income Option” or “OIO” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

•	“Non-Employee” means a consultant, Controlling Shareholder or any other person who is not an Employee.

•	“ITA” means the Israeli Tax Authorities.

•	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

•	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

•
“Capital Gain Option” or “CGO” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

•	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

•	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

 27.3.3  Options Issuance

A.
The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options

B.	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

B.	The grant of Approved 102 Options shall be made under this Section 27.3 adopted by the Board, and shall be conditioned upon the approval of this Section 27.3 by the ITA.

D.	Approved 102 Options may either be classified as Capital Gain Options (or as “CGOs”) or Ordinary Income Options (or as “OIOs”).

E.
No Approved 102 Options may be granted under this Section 27.3 to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Section 27.3 and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of

Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

F.	All Approved 102 Options must be held in trust by a Trustee, as described in Section 27.3.5 below.

G.	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

     27.3.4  Award Agreements, Exercise of Options and Dividend

A.
The terms and conditions, upon which the Options shall be issued and exercised, shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Section 27.3.  Each Award Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates and the Purchase Price.

B.	Options shall be exercised by the Grantee in accordance with Section 10.9 of the Plan and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

C.
Subject to the Company’s incorporation documents, with respect to al shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Stock, subject to the provisions of the company’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

     27.3.5  Trustee

A.
Approved 102 Options which shall be granted under this Section 27.3 and/or any Stock allocated or issued upon exercise of such approved 102 Options and/or other stock received subsequently following any realization of rights, shall be allocated or issued to the trustee (and registered in the Trustee’s name in the register of members of the company) and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”).  All certificates representing Stock issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as herein provided.  In the case the requirements for approved 102 Options are not met, then the approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

B.	Notwithstanding anything to the contrary, the Trustee shall not release any Stock allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to such Grantee and/or any Stock allocated or issued upon exercise of such Options.

C.
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not be entitled to sell or release from trust any Stock received upon the exercise of an Approved 102 Option and/or any stock received subsequently following any realization of rights, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

D.
Upon receipt of Approved 102 Option, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Section 27.3, or any Approved 102 Option or Share granted to him thereunder.

 27.3.6  CGOs Fair Market Value for Tax Purpose

With respect to CGOs, without derogating from any other provision of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s Stock are listed on any established stock exchange or a national market system or if the Company’s Stock will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of the Shares at the Date of Grant shall be determined in accordance with the average value of the closing sales price of the Company’s Shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

 27.3.7  Nontransferability

A.
Notwithstanding any other provision of the Plan including without limitation Section 13 of the Plan, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Stock hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

B.
As long as Options or Stock purchased pursuant to thereto are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Stock are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

 27.3.8  Grantee’s Tax Consequences

A.
Any tax consequences arising from the grant or exercise of any Option, from the payment for Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

B.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to any Grantee until all required payments have been fully made.

C.
With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

 27.3.9  Incorporation of Section 102 and ITA/Tax Assessing Officer’s Permit

A.
With regards to Approved 102 Options, the provisions of the Plan and/or the Section 27.3 and/or the Award Agreement shall be subject to the provisions of Section 102 and the ITA/tax assessing officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Section 27.3 and of the Award Agreement.

B.
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Section 27.3 or the Award Agreement, shall be considered binding upon the Company and the Grantees.

 27.3.10  Governing Law & Jurisdiction

This Section 27.3 and the corresponding sections and provisions, if any, of the Plan and of the instruments evidencing the Grants awarded hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the above. All other sections of the Plan and such instruments shall be governed by the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

*    *     *

Exhibit A

Addendum to the MediaMind Technologies Inc. 2007 stock option and incentive plan

Special provisions for French residents

For application purpose of the present addendum, it is specified that Options mean cumulatively:

(i)           Options that have been granted, pursuant to the Plan, before the date of approval of the present addendum by the competent body of the Company, as far as:

(a)	the conditions to be observed on the Grant Date, listed in the present addendum, have been effectively observed; and

(b)	the said Options have not been exercised on the date of approval of the present addendum by the competent body of the Company;

(ii)           Options that will be granted, pursuant to the Plan, after the date of approval of the present addendum by the competent body of the Company.

Notwithstanding any provisions of the Plan that may be otherwise applicable, the Options are granted by the Company, as a non-French parent company, to Grantees (i.e., employees) of its French subsidiary (the “French Subsidiary”) who are tax resident in France (the “French Grantees”) and the French Grantees may benefit from a favorable tax and social security regime provided that the Plan is established and the Options are granted in accordance to the hereafter set forth French corporate law (articles L.225-177 to L.225-186 of the French Code of Commerce), tax law (articles 80 bis-III and 163 bis-C of the French Tax Code) and French tax authorities guidelines conditions:

1. The Company shall at all time during the Plan own directly or indirectly at least 10% of the shares of the French Subsidiary.

2. The French Grantees shall be composed of employees of the French Subsidiary, to the exclusion of any of its manager as defined below.

The managers are defined, notably, as follows:

(a) with respect to a company which is established as a French “société à responsabilité limitée”:  “gérant”;

(b) with respect to a company established as a French “société anonyme”: “president du conseil d’administration”, directeurs généraux”,

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“directeurs généraux délégués”. “membres du directoire”, “membres du conseil de surveillance”, “administrateurs”;

(c) with respect to a company established as a French “société en commandite par actions”: “gérant”;

(d) with respect to a company established as a French “société par actions simplifiée”: any managers equivalent to those above mentioned for “société anonyme”.

3. The Plan shall be a real option plan and not just a mere acquisition plan; in this respect, the price payable upon exercise shall be determined on the Grant Date;

4. The Plan shall be approved by the competent body of the Company under the applicable law in its incorporation country.

The period during which the competent body is authorized to grant the Options shall be reasonable and determined in the Plan.

5. The Company shall not grant the Options to any French Grantee of the French Subsidiary, owning more than 10% of the capital of the Company on the Grant Date. This owning percentage is increased to a third of the capital when the Options are granted within the two years of the creation of the Company or of the repurchase of the majority of the capital by its employees or the managers.

6. The shares acquired through the Options shall be in nominative form, or deposited in a financial intermediary account (“compte-titre”).

7. The exercise price of the shares to be granted shall be valued according to homogenous rules on the date of offer of the Option and on the date of exercise of the Option.

The shares to be granted shall be valued in accordance to objective method taking into account, with an appropriate weighting, the Company net value, its profitability and its activity perspective, where appropriate on a consolidated basis or, if not available, on the financial elements of significant subsidiaries.

If the exercise price of the shares to be granted does not exceed 95% of the Fair Market Value of the said shares on the Grant Date, the difference between (i) 95% of the Fair Market Value on the Grant Date and (ii) the exercise price of the shares, will be taxed and subject to social charges as a salary (i.e., less favourable tax and social regime).

8. The Options shall not be transferred until they are exercised.

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9. Subject to the below limitative exceptions, a four year period (the “Four Year Holding Period”) shall be observed between (i) the Grant Date and (ii) the sale of the shares acquired upon exercise of the Options.

By exception, the Four Year Holding Period does not have to be observed and the shares acquired upon exercise of the Options can be disposed of before the end of the Four Year Holding Period if such transfer occurs in connection with:

(a) the termination by the French Subsidiary of the French Grantee’s employment, except if such termination is caused by the Grantee’s serious fault, provided that the Options are exercised at least three months prior to the date of notification of such termination;

(b) the Grantee’s forced retirement (as defined under article L 122-14-13 of the French Labor Code) provided that the Options are exercised at least three months prior to the date of effect of retirement;

(c) the classification of the Grantee as a second or third class invalid under Article L.341-4 of the French Social Security Code;

(d) the Grantee’s death.

Notwithstanding the above (a), (b), (c) and (d) limitative exceptions, should the employment agreement of the French Grantee be terminated within the Four Year Holding Period, except in case of Grantee’s serious fault, before he or she has exercised the Options, the Grantee shall be allowed to exercise the Options within three months as from the end of the Four Year Holding Period.

In order to obtain a more favourable tax regime, the shares acquired upon exercise of the Options may be held for at least two years as from the end of the Four Year Holding Period.

10. In case of death of the Grantee, his/her heir(s) have six months to exercise outstanding Options.

11. Formalities will have to be fulfilled by the French entity with respect to the Plan.

12. The above provisions exclusively apply to Options to the exclusion of Restricted Stock and Restricted Stock Units. No Restricted Stock or Restricted Stock Units shall be granted to the French Grantees.

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